Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 dated October 5, 2015 of our report dated August 25, 2015 relating to the consolidated financial statements of Yappn Corp. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) as at May 31, 2015 and 2014 and for the years then ended, which appears in such Registration Statement, and to the reference to us under the headings “Experts” in this Registration Statement on Form S-1.

Signed:

Mississauga, Ontario

October 5, 2015

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